Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment on Form S-8 to the Registration Statement (Form S-4 No. 333-268234) pertaining to the Orthofix Medical Inc.’s SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan, as amended; the SeaSpine Holdings Corporation 2018 Employment Inducement Incentive Award Plan; and the SeaSpine Holdings Corporation 2020 Employment Inducement Incentive Award Plan, of our reports dated February 25, 2022, with respect to the consolidated financial statements of Orthofix Medical Inc. and the effectiveness of internal control over financial reporting of Orthofix Medical Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

January 9, 2023